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                                                                    EXHIBIT 99.3

                               OFFER TO EXCHANGE
                     9 3/4% SENIOR NOTES DUE 2007 SERIES B
                          FOR ANY AND ALL OUTSTANDING
                          9 3/4% SENIOR NOTES DUE 2007
                                       OF
                          AMERICAN LAWYER MEDIA, INC.
           UNCONDITIONALLY GUARANTEED ON A SENIOR UNSECURED BASIS BY
       ALM COUNSEL CONNECT INC., ALM IP, LLC, ALM, LLC, COUNSEL CONNECT,
         COUNSEL CONNECT, LLC, LAW JOURNAL EXTRA, INC., LEGALTECH, LLC,
  NATIONAL LAW PUBLISHING COMPANY, INC., THE NEW YORK LAW PUBLISHING COMPANY,
                 NLP IP COMPANY AND PPC PUBLISHING CORPORATION

To The Depository Trust Company Participants:

    We are enclosing herewith the materials listed below relating to the offer by American Lawyer Media, Inc. a Delaware corporation (the "Company") to exchange up to $175,000,000 aggregate principal amount of its 9 3/4% Senior Notes due 2007, Series B (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of 9 3/4% Senior Notes Due 2007 (the "Old Notes") upon the terms and subject to the conditions set forth in the Prospectus dated _____________, 1998 (as amended or supplemented from time to time, the "Prospectus") of the Company and the related Letter of Transmittal (as amended or supplemented from time to time the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer"). Capitalized terms not defined herein have the meanings given to such terms in the Prospectus.

    Enclosed herewith are copies of the following documents;

        1.  Prospectus dated       , 1998;

        2.  Letter of Transmittal;

        3.  Notice of Guaranteed Delivery;

        4. Instructions to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner; and

        5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       , 1998, UNLESS
EXTENDED.

    The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

    To tender in the Exchange Offer, a holder (a "Holder") must transmit an Agent's Message in connection with a book-entry transfer and mail or otherwise deliver Agent's Message, together any other required documents, to The Bank of New York (the "Exchange Agent") prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date. Confirmation of book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

    The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such

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book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Company may enforce such agreement against such participant.

    Pursuant to the Letter of Transmittal, each Holder will represent to the Company that (i) the Exchange Notes are to be acquired by the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, in the ordinary course of business, (ii) the Holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in distribution of the Exchange Notes, (iii) the Holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the Holder or any such other person acknowledges that if such Holder or any other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of the Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

    The enclosed Instruction to the Book-Entry Transfer Participant contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

    The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

    Additional copies of the enclosed material may be obtain from The Bank of New York, 101 Barclay Street, (7 East), New York, NY 10286, Attention:
Reorganization Section.

                                          Very truly yours,

                                          American Lawyer Media, Inc.

                                          By: __________________________________
                                               Anup Bagaria
                                               VICE PRESIDENT AND SECRETARY

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF AMERICAN LAWYER MEDIA, INC. OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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